Consent of Independent Accountants

Goran Capital Inc.
Toronto, Canada

We consent to the incorporation by reference in the registration statements of Goran Capital Inc. on Form S-8 (File No. 333-44679 and 333-71095) of our reports dated March 13, 2001, on our audit of the consolidated financial statements and financial statement schedules of Goran Capital Inc. as of December 31, 2000, and for the year then ended, which reports are incorporated by reference or included in this Annual Report on Form 10-K.



BDO Seidman, LLP
Grand Rapids, Michigan
April 16, 2001